Exhibit 99.1
White Electronic Designs Corporation Reports
First Quarter Fiscal 2010 Financial Results
For Immediate Release
Company Contact:
Roger Derse
Chief Financial Officer
602-437-1520
rderse@wedc.com
PHOENIX, Arizona — February 8, 2010 — White Electronic Designs Corporation (NASDAQ: WEDC) reported financial results for the first quarter ended December 31, 2009.
Highlights:
•	First quarter revenue of $15.6 million;

•	First quarter bookings of $18.4 million;

•	Anti-Tamper related bookings of $9.1 million; and

•	Backlog as of December 31, 2009 closed at $40.7 million.
First Quarter Fiscal 2010 Results:
For the first quarter of fiscal 2010, the Company’s net sales were $15.6 million, a 17% increase when compared to $13.3 million in the first quarter of fiscal 2009.
Gross margin as a percentage of net sales from continuing operations for the first quarter of fiscal 2010 was 37%, compared with 40% in the first quarter of fiscal 2009. Income from continuing operations for the first quarter was $0.1 million, or $0.01 per diluted share, (which included a non-cash impairment charge of $0.2 million, net of tax, related to the Company’s Fort Wayne, Indiana electromechanical business) compared to income from continuing operations of $0.5 million, or $0.02 per diluted share, in the first quarter of fiscal 2009.
The Company’s first quarter results were adversely impacted by a lower gross margin due to reduced shipments from its Fort Wayne, Indiana electromechanical business. The Company previously announced its intent on January 13, 2010 to exit and dispose of this business. Based on current and projected market factors, the Company concluded that a charge for impairment of the property, plant and equipment was appropriate.
Income from discontinued operations for the first quarter of fiscal 2010 totaled $0.2 million, or $0.01 per diluted share, related to the sale of the land and building in Columbus, Ohio, versus income from discontinued operations of $0.3 million, or $0.01 per diluted share, in the first quarter of fiscal 2009.
Net income for the first quarter of fiscal 2010 was $0.3 million, or $0.01 per diluted share, compared to net income of $0.8 million, or $0.04 per diluted share, in the first quarter of fiscal 2009.

As of December 31, 2009, the Company had $65.4 million in cash and no debt.
First quarter bookings included $6.6 million of anti-tamper circuit card assemblies and $2.5 million of anti-tamper component-only product.
Total backlog at the end of the first quarter was $40.7 million, compared to $37.8 million at the end of fiscal 2009.
Gerald Dinkel, President and Chief Executive Officer, stated “We are pleased with the improvement in bookings this quarter when compared to the fourth quarter of fiscal 2009, providing a book to bill ratio of 1.18:1.0 for the quarter. Our anti-tamper business continues to mature with further interest in circuit cards with anti-tamper components. We see continued growth in this product area, especially in support of military GPS systems. Gross margins in our Phoenix operation improved to 39% as we progressed on the manufacturing initiatives started in the second half of fiscal 2009.
We commenced the exit of non-core businesses in April 2008 and our resources are now better deployed in support of a core defense electronics platform. However, the remaining operation now shoulders the burden of all corporate and public company costs, as a smaller revenue base is absorbing these relatively fixed expenses. We see the opportunity to increase profitability in the future as our revenues grow with this same infrastructure and we continue to improve the efficiency and performance of our operations.”
Conference Call
The Company will conduct a conference call today, Monday, February 8, 2010 at 4:30 pm EST to review the financial results of the quarter.
Interested parties can access the call by dialing (877) 407-8031 (domestic) or (201) 689-8031 (international). A replay of the call will be available at (877) 660-6853 (domestic) or (201) 612-7415 (international), account number 286, access number 343832 for 7 days following the call.
A live web cast of the call will be available at http://www.investorcalendar.com/IC/CEPage.asp?ID=154905. The online replay will be available shortly after the end of the call and can be reached at http://www.vcall.com. After accessing the Vcall site, enter the Company’s symbol WEDC. The webcast will be archived for the following 3 months.
About White Electronic Designs Corporation
White Electronic Designs Corporation (NASDAQ: WEDC) delivers sophisticated multi-chip semiconductor packages, high-efficiency memory devices and build-to-print electromechanical assemblies for defense and aerospace applications. The ability to address the unique size, performance and quality requirements for technology creators in the defense and aerospace market has established White Electronic Designs Corporation as a customer-focused solutions provider. Capabilities include design, manufacturing and obsolescence management for advanced defense electronics solutions, including die stacking and secure microelectronics, as well as complex circuit card assembly services. Headquartered in Phoenix, Arizona, White Electronic Designs Corporation operates world class development and production centers in Arizona and Indiana. To learn more about us, visit our website at http://www.whiteedc.com.

Cautionary Statement
This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. Specific forward looking statements in this press release include but are not limited to the Company’s expectations related to: the Company’s position in the industry, the Company’s book-to-bill ratio, the Company disposing of the Fort Wayne operations and the Company’s opportunity to increase profitably in the future. Additionally, other factors that could materially and unexpectedly affect the Company’s results are set forth in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Report on Form 10-Q. You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events. WEDC-F
Financial Tables on the Following Pages

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	December 31,	September 30,
	2009	2009
ASSETS
Current Assets
Cash and cash equivalents	$65,387	$64,170
Accounts receivable, less allowance for doubtful accounts of $196 and $47	10,747	10,136
Inventories	14,054	15,642
Prepaid expenses and other current assets	3,965	3,607
Deferred income taxes	2,563	2,464
Assets held for sale	—	174

Total Current Assets	96,716	96,193

Property, plant and equipment, net	10,992	11,677
Deferred income taxes	1,145	1,100
Goodwill	1,764	1,764
Other assets	67	67
Assets held for sale	—	796

Total Assets	$110,684	$111,597

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$2,350	$3,823
Accrued salaries and benefits	1,353	1,874
Other accrued expenses	1,439	1,546
Deferred revenue	1,048	923
Liabilities related to assets held for sale	—	352

Total Current Liabilities	6,190	8,518

Accrued pension liability	412	434
Other liabilities	743	755

Total Liabilities	7,345	9,707

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 25,835,426 and 25,464,726 shares issued	2,583	2,546
Treasury stock, 2,530,154 and 2,464,371 shares, at par	(253)	(247)
Additional paid-in capital	84,782	83,686
Retained earnings	16,580	16,270
Accumulated other comprehensive loss	(353)	(365)

Total Shareholders’ Equity	103,339	101,890

Total Liabilities and Shareholders’ Equity	$110,684	$111,597

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	December 31,	January 3,
	2009	2009

Net sales	$15,568	$13,295
Cost of sales	9,817	7,992

Gross profit	5,751	5,303

Operating expenses:
Selling, general and administrative	4,072	3,791
Research and development	1,228	1,116
Impairment loss	345	—

Total operating expenses	5,645	4,907

Operating income	106	396
Interest income	77	247

Income from continuing operations before income taxes	183	643
Provision for income taxes	(56)	(150)

Income from continuing operations	127	493

Discontinued operations:
Income from discontinued operations, net of tax	—	332
Gain on sale of discontinued operations, net of tax	183	—

Income from discontinued operations	183	332

Net income	$310	$825

Income from continuing operations per common share:
Basic	$0.01	$0.02

Diluted	$0.01	$0.02

Income from discontinued operations per common share:
Basic	$0.01	$0.01

Diluted	$0.01	$0.01

Net income per common share:
Basic	$0.01	$0.04

Diluted	$0.01	$0.04

Weighted average number of common shares and equivalents:
Basic	23,116,201	22,754,984
Diluted	23,353,343	23,015,291